Exhibit 5

W. Scott Lawler

Corporate/Securities Attorney

WSL@BoothUdall.com

October 8, 2014

Securities and Exchange Commission

450 Fifth Street, N.W.

Judiciary Plaza

Washington, DC 20549

Re: Solaris Power Cells Corporation

Ladies and Gentlemen:

This office represents Solaris Power Cells Corporation, a Nevada corporation (the “Registrant”) in connection with the Registrant’s Registration Statement on Form S-8 under the Securities Act of 1933 (the “Registration Statement”), which relates to the registration of a total of 5,823,352 shares of the Registrant’s common stock issuable under the Registrant’s Consulting Agreement, dated October 2, 2014 (the “Registered Securities”). In connection with our representation, we have examined such documents and undertaken such further inquiry as we consider necessary for rendering the opinion hereinafter set forth.

Based upon the foregoing, it is our opinion that the Registered Securities, when issued, sold and delivered as set forth in the Registration Statement, will be legally issued, fully paid and non-assessable.

We acknowledge that we are referred to under the heading “Legal Matters” in the Prospectus which is a part of the Registrant’s Form S-8 Registration Statement relating to the Registered Securities, and we hereby consent to such use of our name in such Registration Statement and to the filing of this opinion as Exhibit 5 to the Registration Statement and with such state regulatory agencies in such states as may require such filing in connection with the registration of the Registered Securities for offer and sale in such states.

/s/ W. Scott Lawler
W. Scott Lawler

Booth Udall Fuller, PLC | 1255 W. Rio Salado Pkwy., Ste. 215 | Tempe, AZ 85281 | P: 480.830.2700

www.BoothUdall.com